As filed with the Securities and Exchange Commission on July 27, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUFFOLK BANCORP

(Exact name of registrant as specified in its charter)

New York	11-2708279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4 West Second Street

Riverhead, New York 11901

(631) 727-5667

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas Ian Shaw

Senior Vice President & Corporate Secretary

Suffolk Bancorp

4 West Second Street,

Riverhead, New York 11901

(631) 727-5667

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $2.50 per share	500,000	$27.57	$13,785,000	$769.21

(1)	Represents 500,000 shares of common stock, par value $2.50 (“Common Stock”), of Suffolk Bancorp (“Suffolk” or the “Company”) authorized for issuance under the Dividend Reinvestment and Common Stock Purchase Plan of Suffolk Bancorp (the “Plan”). Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(c), based on the average ($27.57) of the high ($28.17) and low ($26.97) prices of the Company’s Common Stock on July 23, 2009, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

This Registration Statement on Form S-3 registers 500,000 shares and makes other amendments to the Suffolk Bancorp Dividend Reinvestment and Common Stock Purchase Plan.

Unless otherwise stated or the context otherwise requires, references in this registration statement to “Suffolk,” “we,” “our,” or “us” refer to Suffolk Bancorp and its direct and indirect subsidiaries.

Suffolk Bancorp

PROSPECTUS

DIVIDEND REINVESTMENT

AND

COMMON STOCK PURCHASE PLAN

500,000 Shares of Common Stock, Par Value $2.50 Per Share

This prospectus relates to 500,000 shares of our common stock, par value $2.50 per share (the “common stock”) that may be offered and sold by Suffolk Bancorp under the Dividend Reinvestment and Common Stock Purchase Plan of Suffolk Bancorp, as amended (the “Plan”). Any holder of record of common stock is eligible to participate in the Plan.

Participants in the Plan may:

•	have cash dividends on all or part of their shares automatically reinvested in shares of common stock at market-based prices;

•

invest optional cash payments in shares of common stock at market-based prices, provided that each payment is at least $50.00 per payment and total payments by a participant in any month do not exceed $10,000; and

•	deposit their Suffolk Bancorp stock certificates with the Plan Administrator for safekeeping in book-entry form.

Our common stock is listed on the NASDAQ Global Select Market (the “NASDAQ”) under the trade symbol “SUBK”. Our principal executive offices are located at 4 West Second Street, Riverhead, New York 11901 (telephone: (631) 727-5667). On July 23, 2009, the closing price for our common stock on the NASDAQ was $28.17. On July 23, 2009, there were 9,607,002 shares of common stock issued and outstanding.

Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” beginning on page 1 of this prospectus and the documents incorporated herein by reference for more information. PLEASE READ THIS PROSPECTUS CAREFULLY BEFORE INVESTING AND RETAIN IT FOR YOUR FUTURE REFERENCE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER OR GOVERNMENTAL AGENCY. INVESTMENT IN THE COMMON STOCK INVOLVES INVESTMENT RISK, INCLUDING THE POSSIBLE GAIN OR LOSS OF PRINCIPAL. IN ADDITION, DIVIDENDS PAID MAY GO UP OR DOWN OR BE ELIMINATED ENTIRELY.

The Date of this Prospectus is July 27, 2009

SUFFOLK BANCORP

Dear Stockholder:

I am pleased to send you this prospectus describing our Dividend Reinvestment and Common Stock Purchase Plan. This plan offers our stockholders an attractive opportunity to purchase shares of Suffolk Bancorp’s common stock.

The plan has been amended to allow for optional cash purchases on a monthly basis. The plan has also been amended to increase from $5,000 to $10,000 the limit for optional cash purchases each month and to reduce the minimum optional cash purchase to $50.00 from $300.00.

If you elect to participate in the plan you will enjoy the following advantages:

•	You will pay no brokerage fees, commissions or service charges for purchases made under the plan.

•

Your shares of common stock purchased from Suffolk Bancorp with automatically reinvested dividends and optional cash payments will be purchased at a 3 percent discount from market value or cost. What this means to you is that if the market value were determined to be $10.00 per share, instead of paying that $10.00 you would pay 97 percent or $9.70 and no additional fees. However, if shares are purchased in market transactions, you will pay 100 percent of the cost. The decision as to whether to purchase shares directly from Suffolk Bancorp or in market transaction will be entirely at Suffolk Bancorp’s discretion. A more detailed explanation will be found in Question 15 of the prospectus.

•	Your dividends will be reinvested quarterly, and you may elect to have all or part of your dividends reinvested.

•

You may make optional cash payments for the purchase of shares at any time as long as each payment is at least $50.00 and your total payments in any month do not exceed $10,000. Purchases with optional cash payments will be made each month.

•	Your record-keeping is simplified through the issuance of statements advising you of your investments after each purchase.

•	You will avoid the need for the safekeeping of stock certificates for shares credited to your account under the plan.

The following pages of the prospectus give details of the plan in question and answer form. I urge you to read the prospectus carefully, since it should answer most questions you may have about the plan.

American Stock Transfer and Trust Company LLC is administrator of the plan and acts as agent for participants. As agent, it will use dividends or optional cash payments received from participants to acquire shares of common stock for the accounts of participants.

We suggest you retain this prospectus. If you have further questions, please address them to American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219, Attention: Shareholder Relations Department, or call telephone number (877) 842-1561 or online at www.amstock.com. Suffolk Bancorp can be reached directly at (613) 727-5667.

To enroll in the plan, simply complete the enclosed enrollment form and return it to American Stock Transfer and Trust Company LLC, Attn: Plan Administration Department, P.O. Box 922, Wall Street Station, New York, New York 10269-0560. If you do not wish to participate in the plan, you will continue to receive checks for your dividends as they are declared.

Sincerely,

J. Gordon Huszagh
President and Chief Executive Officer

No person has been authorized to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which it would be unlawful to make such offer or solicitation.

i

RISK FACTORS

Investing in our common stock involves risks. Before purchasing any securities we offer, you should carefully consider the cautionary factors that are incorporated by reference herein from Suffolk’s Annual Report on Form 10-K for the year ended December 31, 2008. You should also consider any other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference into this document, contains forward-looking statements with respect to the financial condition, results of operations and business of Suffolk. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could cause actual results to differ materially include, but are not limited to changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Our website address is www.suffolkbancorp.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents set forth below that Suffolk has previously filed with the SEC and that contain important information about Suffolk and its businesses.

Suffolk SEC Filings (SEC File No. 0-13580)
Annual Report on Form 10-K	Year ended December 31, 2008 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on March 13, 2009)

Quarterly Report on Form 10-Q	Quarter ended March 31, 2009

Current Reports on Form 8-K	Filed on February 9, 2009, February 24, 2009, March 31, 2009 (as amended by Form 8-K/A filed on March 31, 2009), and May 22, 2009 (other than the portions of those documents not deemed to be filed).

Exchange Act Registration Statement (describing Suffolk’s common stock)	The description of Suffolk common stock in our Form 8-B filed with the SEC on May 6, 1985, including any subsequently filed amendments and reports updating such description.

Future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) prior to the termination of the offering are incorporated by reference in this prospectus (other than information in such future filings deemed, under SEC rules, not to have been filed with the SEC).

These documents are available without charge to you if you call or write to: The Secretary, Suffolk Bancorp, 4 West Second Street, Riverhead, New York 11901 (telephone: (631) 727-5667).

SUFFOLK BANCORP

Suffolk does commercial banking through its wholly owned subsidiary, Suffolk County National Bank, which we refer to as “SCNB”. Organized in 1890, SCNB is a full-service, nationally chartered commercial bank. Most of SCNB’s revenue comes from net interest income, and the remainder from charges for a variety of services. SCNB has built a good reputation for personal, attentive service, resulting in a loyal and growing clientele. SCNB operates 29 full-service offices throughout Suffolk County, New York and offers a full line of domestic, retail, and commercial banking services, and trust services. SCNB’s primary lending area includes all of Suffolk County, New York, and a limited number of loans or loan-participations in the adjacent markets of Nassau County and New York City.

As of June 30, 2009, Suffolk had consolidated total assets of $1,672 million, total deposits of $1,430 million, total stockholders’ equity of $124 million and total loans of $1,135 million.

Suffolk’s principal executive offices are located at 4 West Second Street, P.O. Box 9000, Riverhead, New York and its telephone number is (631) 727-5667.

RECENT DEVELOPMENTS

On July 15, 2009, Suffolk announced the results of its operations during the second quarter of 2009. Earnings-per-share were $0.59, a decrease of 1.7 percent from $0.60 during the comparable period of 2008. Net income was $5,708,000, down 0.1 percent from $5,714,000 during the same quarter last year. Earnings-per-share for the year to date were $1.18, down 15.1 percent from $1.39 a year ago. Net income for the year to date was $11,367,000, down 14.4 percent from $13,273,000 posted during the first half of 2008. However, earnings for the first half of 2008 included a non-recurring gain from the proceeds of the sale of shares of VISA, Inc. to the public on March 19, 2008. These shares had been acquired as a result of Suffolk’s membership in the VISA payments organization prior to the offering. The transaction added $2,429,000 to Suffolk’s net income during the first quarter of 2008, net of provision for income taxes, and amounted to $0.25 per share. Accordingly, to compare the first half of 2009 to the first half of 2008 exclusive of the VISA transaction, earnings-per-share were $1.18, an increase of 4.0 percent from $1.14 during the comparable period of 2008. Net income for the year to date was $11,367,000, up 4.8 percent from $10,844,000 last year.

DESCRIPTION OF THE PLAN

The Plan permits participants to purchase additional shares of common stock by reinvesting cash dividends on the shares and by making optional cash payments as described below. Such purchases will be effected without payment of any brokerage commissions, service charges or other fees by the participants. The following is a statement of the material features of the Plan in a question and answer format. If you are a stockholder, but do not participate in the Plan, you will continue to receive cash dividends, if and when declared, in the usual manner.

This prospectus supersedes any prior Plan prospectuses in their entirety.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide Suffolk’s shareholders of record with a convenient method of investing cash dividends and optional cash payments in additional shares of common stock without payment of any brokerage commission or service charges. At Suffolk’s discretion, such additional shares may be purchased directly from Suffolk, using either originally issued shares or treasury shares, or the shares may be purchased in negotiated transactions or on any securities exchange where such shares may be traded (“market transactions”). When original issue shares or treasury shares of common stock are purchased from Suffolk, funds received for such shares will be used by Suffolk for general corporate purposes.

Participating Options

2.	What options are available to participants in the Plan? As a participant in the Plan:

(a) Full Dividend Reinvestment. You may have cash dividends on all of your shares automatically reinvested. You also may make additional optional cash purchases of at least $50.00 but not more than $10,000 per calendar month.

(b) Partial Dividend Reinvestment. You may have cash dividends on some of your shares automatically reinvested, while continuing to receive cash dividends on the other shares, and you may also make optional cash purchases each calendar month of at least $50.00 but not more than $10,000.

(c) Optional Cash Purchases Only. You may make optional cash purchases of at least $50.00 but not more than $10,000 per calendar month regardless of whether or not your dividends are being reinvested.

Advantages

3.	What are some of the advantages of participating in the Plan?

(a) The price of shares purchased from Suffolk with reinvested dividends and optional cash payments will be 97 percent of the market price. The purchase price of shares purchased with reinvested dividends and optional cash payments in market transactions will be 100 percent of the cost of such shares, excluding any fees such as broker’s fees or transfer taxes. Purchase prices are more fully explained under Question 15. The decision to purchase from Suffolk or in market transaction will be made by Suffolk solely at its discretion.

(b) No commission or service charge will be paid by you in connection with any purchases under the Plan.

(c) Your funds will be fully invested because the Plan permits fractions of shares to be credited to your account. Dividends on such fractions, as well as on full shares, will be invested in additional shares and such shares credited to your account.

(d) You will avoid the need for safekeeping of stock certificates for shares credited to your account under the Plan. American Stock Transfer and Trust Company also offers safekeeping of other registered shares of Suffolk, in addition to the shares credited to your account under the Plan, for a processing fee of $7.50 for each deposit of stock certificates made.

(e) Quarterly statements reflecting all current activity, including purchases and latest balance, will simplify your record-keeping.

Disadvantages

4.	What are some of the disadvantages of participating in the Plan?

(a) Prior to being invested on a particular investment date, optional cash purchases may not be returned to participants unless a written request is received by the Agent (as defined in Question 5, below) at least one business day prior to the first day on which such payments could be invested. See Question 23, below.

(b) No interest will be paid on optional cash purchases pending investment or return.

(c) If you send in a payment for an optional cash purchase, the price of the common stock may go up or down before a purchase is made. Likewise, if you sell any shares of common stock held in your Plan account through the Agent, you will not be able to direct the time or price at which the Agent arranges for your sale, and the price of the common stock may go down before the sale is made.

(d) If you request the Agent to sell shares of common stock held in your account, you will be charged brokerage commissions and transfer taxes and other direct costs, if any, incurred in connection with such sales.

(e) As with any investment, investment in our common stock involves risks, including but not limited to the risks that the value of our common stock may decrease and that dividends paid may decrease or be eliminated altogether.

Administration

5.	Who Administers the Plan for participants?

American Stock Transfer and Trust Company LLC (the “Agent”) will administer the Plan, keep records, send statements of account to each participant and perform other duties related to the Plan. Shares purchased for you under the Plan will be held for you in safe-keeping by or through the Agent until termination of your participation in the Plan or until a written request is received from you for withdrawal of all or part of your shares.

Suffolk and the Agent may adopt rules and regulations to facilitate administration of the Plan.

The Agent also acts as registrar and transfer agent for Suffolk’s stock.

Participation

6.	Who is eligible to participate?

If you are a holder of shares of common stock and you have shares registered in your name, you are eligible to participate. If your stock is registered in a name other than your own (e.g., in the name of a broker or bank nominee) and you want to participate, you must either make appropriate arrangements for your nominee to do so, or you must become a stockholder of record by having a part or all of your shares transferred to your own name.

7.	Must an eligible stockholder participate in the Plan?

No. Eligible stockholders who do not wish to participate in the Plan will receive their cash dividends, as declared and paid, by check or direct deposit as usual.

8.	How does an eligible stockholder participate?

An eligible stockholder may join the Plan by signing the Enrollment Form and returning it to the Agent. A return envelope is provided for this purpose. Where the stock is registered in more than one name (i.e., joint tenants, trustee, etc.), all registered holders must sign. Enrollment Forms will be provided from time to time by mail to all nonparticipating stockholders and may also be obtained at any time by written request to:

American Stock Transfer and Trust Company LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Shareholder Relations Department

(877) 842-1561

9.	Is partial participation possible under the Plan?

Yes. An eligible stockholder may have the cash dividends on all, a portion of or none of his shares of stock held of record and in the Plan, reinvested under the Plan. If you want to reinvest the dividends on only some of your shares, you must sign the Enrollment Form and indicate the number of such shares under “Partial Dividend Reinvestment.”

10.	When may an eligible stockholder join the Plan?

As an eligible stockholder, you may join the Plan at any time. If you elect only to have dividends reinvested on your shares (and not to make optional cash purchases), you will begin to participate in the Plan as of the next dividend payment date, provided that the Agent processes your properly-submitted Enrollment Form prior to the dividend record date for that dividend payment date. If the signed Enrollment Form is received or processed by the Agent after the dividend record date, that dividend will be paid in cash and the stockholder’s participation in the Plan will commence with the next dividend payment date. Record dates are approximately two to three weeks prior to a dividend payment date but will in each case be set by our board of directors in advance of the dividend payment date. If, when you enroll, you elect to make optional cash payments, you must deliver a properly-submitted Enrollment Form and cash payments to the Agent no less than three calendar days (and no more than 25 calendar days) before the first business day of the month and any checks or money orders must clear prior to the investment date in order for purchases to be made on your behalf during such month. See Questions 18-23, below, for more information about optional cash payments.

Stockholders are cautioned that neither the Plan nor this Prospectus represents a change in Suffolk’s dividend policy or a guarantee of future dividends, which will continue to depend upon Suffolk’s earnings, financial requirements, government regulations and other factors.

11.	Are stockholders enrolled in the Plan required to send in a new Enrollment Form annually?

No. Stockholders enrolled in the Plan will continue to be enrolled in the Plan without further action on their part, unless the stockholder changes investment options or terminates participation. (See Questions 13 and 31-35 for information concerning changing investment options and termination of participation in the Plan.)

12.	What does the Enrollment Form provide?

The Enrollment Form appoints and authorizes the Agent to reinvest all or a portion of the participating stockholder’s cash dividends on shares of stock registered in the stockholder’s name, as well as on whole and fractional shares credited to the stockholder’s account under the Plan. The Form directs the Agent to apply such dividends, and any optional cash payments the stockholder may make as a participant, to the purchase of shares of common stock in accordance with the terms and conditions of the Plan.

The Enrollment Form provides for the purchase of additional shares of Suffolk’s common stock through the following investment options:

(a) Full Dividend Reinvestment. This alternative directs the Agent to invest in accordance with the Plan all of your cash dividends on all of the shares then or subsequently registered in your name and on all shares credited to your account under the Plan and also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

(b) Partial Dividend Reinvestment. This alternative directs the Agent to invest in accordance with the Plan the cash dividends on only that number of shares registered in your name or credited to your account under the Plan and designated in the appropriate space on the Enrollment Form, and also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

(c) Optional Cash Purchases Only. This alternative permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan, without reinvesting dividends on those shares held by you.

13.	How may a participant change options under the Plan?

A participant may change investment options at any time by signing a new Enrollment Form and returning it to the Agent. An Enrollment Form and return envelope may be obtained at any time by contacting the Agent (see Question 46). Any change in option with respect to reinvestment of dividends must be received by the Agent prior to any record date for a dividend payment in order to be effective for that particular dividend. (See also Questions 10 and 12.)

Purchases

14.	How are shares of common stock acquired under the plan?

The Agent, as plan administrator, uses reinvested dividends and optional cash payments to acquire shares of common stock for the account of participants. Suffolk may, at its discretion, direct the Agent to (1) purchase treasury or newly issued shares from Suffolk; or (2) purchase shares in transactions on any securities exchange where such shares may be traded or by negotiated transactions (“market transactions”); or (3) use a combination of both. Suffolk’s common stock is currently listed on the NASDAQ Global Select Market. Market transactions would provide no new capital funds for Suffolk. Purchases of shares with cash dividends will be made on or after the dividend payment date, but in no event later than thirty days after such date. Purchases of shares with optional cash payments will be made no later than thirty days after the first business day of a month.

As indicated above, Suffolk may direct the Agent to invest some or all of the reinvested dividends and optional cash payments in shares purchased through market transactions. On the dividend payment date, Suffolk will decide whether to sell sufficient shares to the Plan to invest all reinvested dividends for that quarter and on the first business day of each month, Suffolk will decide whether to sell sufficient shares to the Plan to invest all optional cash payments for that month. If the number of shares Suffolk is willing to sell is sufficient to invest all reinvested dividends and optional cash payments, then such funds shall be invested in shares purchased from Suffolk. If the number of shares Suffolk is willing to sell is sufficient to invest all reinvested dividends, but insufficient to invest both the reinvested dividends and the optional cash payments, then the reinvested dividends shall be invested in shares purchased from Suffolk, no optional cash purchases shall be made from Suffolk, and the Agent shall attempt to invest the optional cash payment in market transactions. If the number of shares Suffolk is willing to sell is insufficient to invest all reinvested dividends, then no purchases shall be made from Suffolk, and the Agent shall attempt to purchase shares in market transactions, first with reinvested dividends and, if these become fully invested, with optional cash payments.

If, pursuant to the preceding paragraph, the Agent seeks to invest reinvested dividends and/or optional cash payments in market transactions and if the Agent is unable to invest all reinvested dividends and/or optional cash payments in market transactions during the thirty days following the dividend payment date or first business day of the month, as applicable, then Suffolk shall again have the option of selling sufficient shares to invest the remaining reinvested dividends and/or optional cash payments. Any shares Suffolk elects to sell will first be made available for purchases with dividends not yet invested, as opposed to optional cash payments. No purchases of shares from Suffolk with reinvested dividends shall be made at the end of the thirty-day investment period unless all remaining reinvested dividends can be invested with Suffolk. No purchases of shares from Suffolk with optional cash payments will be made at the end of the investment period unless all reinvested dividends have been or will be reinvested and unless all remaining optional cash payments can be invested with Suffolk.

If the Agent is unable to invest all dividends during an investment period, all dividends and optional cash payments will be refunded to the participants entitled to them, without interest thereon. If the Agent is able to invest all dividends but only a portion of the optional cash payments during an investment period, the dividends will be invested and all optional cash payments will be refunded to the participants entitled to them, without interest thereon.

In any given investment period, if reinvested dividends are used to purchase shares both from Suffolk and in market transactions, each participant’s purchases with reinvested dividends shall be allocated between Suffolk purchases and market transactions in the same proportion as all reinvested dividends were invested with Suffolk and in market transactions. Thus, if 75 percent of all reinvested dividends in purchases from Suffolk and 25 percent in market transactions, each participant shall be deemed to have invested 75 percent of his reinvested dividends in purchases from Suffolk and 25 percent in market transactions. The same method of allocation shall be used if optional cash payments are invested both in shares sold by Suffolk and in market transactions.

Suffolk is under no obligation to sell any shares for purchases with reinvested dividends or optional cash payments. If Suffolk elects not to sell sufficient shares to invest all reinvested dividends and optional cash payments, and insufficient shares are available through market transactions to invest all reinvested dividends and optional cash payments, Suffolk and the Agent shall not be liable to any participant for the inability to purchases shares.

In the event that the amount of shares of common stock purchased for the account of any participant in the Plan is not a whole number of shares, the participant’s account will be credited with the full number of shares and/or fractional shares computed to three decimal places.

15.	What will be the price of shares purchased under the Plan?

For shares purchased from Suffolk where, during the same investment period, there are no market transactions, a participant’s purchase price will be 97 percent of the average of the high and low prices of Suffolk’s common stock on the NASDAQ on the business day preceding the purchase date. For shares purchased from Suffolk where, during the same investment period, shares are purchased in market transactions, the price of the shares purchased from Suffolk will be 97 percent of the average cost of the shares purchased in market transactions. The price to participants of shares purchased in market transactions will be 100 percent of the actual cost of the shares, excluding any brokerage fees, commissions or transfer taxes. Suffolk will pay any such fees or taxes. If market transactions are made at more than one price in any investment period, each participant’s price for shares purchased in market transactions will be 100 percent of the average cost of all market transactions during that investment period.

Any brokerage fees, service charges, transfer taxes or other fees incurred in any market transactions under the Plan will be paid by Suffolk and are not included in the participant’s per share purchase price. Such payments made on behalf of a participant are, however, deemed to be income to the participant for tax purposes. See Question 25.

16.	How many shares will be purchased for participants?

The number of shares purchased for you depends on the amount of your reinvested dividends or optional cash payments and the purchase price per share. The number of shares purchased with reinvested dividends and optional cash payments cannot now be determined since the purchase price will be based upon market conditions existing at the time the investments are made. Your account will be credited with that number of shares, including fractions of shares computed to three decimal places, equal to the amounts to be invested divided by the applicable purchase price per share.

17.	When will purchases of shares under the Plan be made?

Purchases of common stock made with reinvested dividends will be made each quarter during the thirty-day period beginning with the day following the dividend payment date. Purchases of common stock made with optional cash payments will be made each month during the thirty-day period beginning with the first business day of the month. As noted above under Question 14, if dividends and/or optional cash payments cannot be invested during the applicable investment period, such funds will be forwarded to the participants entitled to them. No interest will be paid to participants on such funds forwarded to participants.

Optional Cash Payments

18.	How does the cash purchase option work?

Optional cash payments will be applied by the Agent to the purchase of additional shares during the thirty-day investment period beginning with the first business day of the month following the receipt and processing by the Agent of the optional cash payment. In order to participate in any given month, optional cash payments must be received by the Agent no less than three calendar days (and no more than 25 calendar days) before the first business day of the month and any checks or money orders must clear prior to the first business day of the month. Such purchases will be made at the price as described above in Question 15.

If a participant chooses to participate in the Plan by optional cash payments only, Suffolk pays cash dividends on shares registered in the participant’s name and held for the participant in the Plan to the participant in the usual manner and the Agent applies any optional cash payments received from the participant to the purchase of shares of common stock for the participant’s account.

19.	How are optional cash payments made?

The option to make cash purchases is available to you at the time of joining the Plan by signing an Enrollment Form. If you indicate a desire to make an optional cash purchase you may send along with the Enrollment Form a check or money order payable to American Stock Transfer and Trust Company LLC. Thereafter, optional cash payments may be made through the use of appropriate forms sent to you by the Agent with each account statement. Additional optional payment forms may be obtained from the Agent. The same amount of money need not be sent each time, and there is no obligation to make an optional cash purchase each quarter. Checks and money orders must clear prior to the first business day of the month in order to be invested during the investment period beginning that day.

20.	What are the limitations on the amounts of optional cash purchases?

Each optional cash purchase made by you must be at least $50.00. Optional cash purchases in any month may not exceed $10,000. Optional payments in excess of the limit for the month will be refunded without interest.

21.	When will optional cash payments be invested?

Subject to Question 14 above, properly submitted and cleared optional cash payments will be invested within thirty days of the first business day of the month. Optional payments not received and cleared in accordance with the procedures described in Question 18-20 above will be deposited and invested during the next monthly purchase period or returned to the stockholder in the sole discretion of the Agent. Under no circumstances will interest be paid on optional cash payments. You are therefore strongly urged to transmit your optional cash payment so as to be received and cleared by the Agent in sufficient time for such optional cash payments to be invested.

22.	When will dividends be paid on shares purchased with optional payments?

Dividends will be paid on shares purchased with optional cash payments on the next normal dividend payment date, which has a record date after the purchase date of the shares.

23.	Under what circumstances will optional cash payments be returned?

Participants may obtain refunds of optional cash payments provided a written request for refunds is received by the Agent at least one business day prior to the first day on which such payments could be invested. Optional cash payments will also be returned to the extent that excess cash payments are made in any month (see Question 20 above) or if otherwise not properly submitted or cleared. Optional cash payments will also be returned in the event the payments cannot be invested during the thirty days following the first day in which such payments would normally be invested (see Question 14 above).

Costs

24.	Are there any expenses to participants in connection with purchases under the Plan?

No. Suffolk pays any brokerage fees or service charges for purchases and all costs of Plan administration. If a participant requests the Agent to sell the participant’s shares in the event he or she withdraws from the Plan, the participant will pay a brokerage commission, a termination fee of $15.00 and any transfer taxes (see Question 31).

Federal Income Taxes

25.	What are the federal income tax consequences of participation in the Plan?

The following discussion of federal income tax consequences of participation in the Plan is provided for general information only. Each participant should consult his or her own tax advisor to determine the specific federal, state, local, foreign and other tax consequences which may result from participation in the Plan and the ownership and subsequent disposal of shares acquired pursuant to the Plan.

In the case of shares purchased from Suffolk, a participant in the Plan will generally realize a taxable dividend in an amount equal to the fair market value of the shares purchased with reinvested dividends on behalf of the participant on the date the shares are purchased. Shares purchased at a discount have a greater fair market value than the cash dividend that could have been received in lieu thereof. In the case of shares purchased in market transactions, a participant in the Plan will generally realize a taxable dividend in the amount of the cash used to make the purchase. Shares purchased with optional cash payments will result in taxable income to a participant to the extent of the excess of the fair market value of the shares on the purchase date over the cost of the shares.

In addition to the foregoing, the amount of any brokerage fees, service charges, transfer taxes or other fees paid for a participant by Suffolk in connection with the purchase of shares will be taxed as a dividend to the participant.

A participant will not recognize any taxable income when certificates are issued for shares credited to the participant’s account, either upon the participant’s request for certificates or upon withdrawal from or termination of the Plan.

A participant will recognize gain or loss when shares are sold or exchanged by or on behalf of the participant. The amount of such gain or loss will be the difference between the amount that the participant receives for the shares and the participant’s tax basis.

The tax basis of shares purchased with reinvested dividends and optional cash payments will be the higher of the fair market value of the shares on the purchase date or the cost of the shares purchased in a market transaction. The “cost” of shares for this purpose will include the amount of any brokerage fees, service charges, transfer taxes or other fees paid for by Suffolk in connection with the purchase of shares.

The holding period for shares acquired pursuant to the Plan will begin on the day following the date the shares are purchased.

The income tax consequences for participants residing outside the United States will vary jurisdiction to jurisdiction. In the case of shareholders whose dividends are subject to United States income tax withholding, the amount of tax withheld will be deducted from the amount of the dividends to determine the amount of dividends to be reinvested.

Participants will be subject to federal income tax liability as discussed above even though they do not receive cash distributions. All participants are urged to consult their own tax advisors to determine the particular tax consequences which may result from their participation in the Plan and the subsequent disposal of shares purchased pursuant to the Plan.

26.	Is the Agent required to withhold on the payment of dividends?

Under certain circumstances described below, we, or the Agent may be required to deduct backup withholding on distributions paid to a shareholder, regardless of whether those distributions are reinvested. Similarly, the Agent may be required to deduct backup withholding from all proceeds of sales of shares held in a Plan account. A participant will be subject to backup withholding if: (1) the participant has failed to properly furnish us and the Agent with its taxpayer identification number; (2) the IRS notifies us or the Agent that the identification number furnished by the participant is incorrect; (3) the IRS notifies us or the Agent that backup withholding should be commenced because the participant has failed to report properly distributions paid to it; or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding. Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, only this reduced amount will be reinvested in Plan shares. Withheld amounts will generally constitute a tax payment credited on such participant’s federal income tax return. The Agent will report to you the amount of any dividends credited to your account as well as any brokerage trading fees or other related charges paid by us on your behalf. Such information will also be furnished to the IRS to the extent required by law.

Participants’ Accounts and Reports

27.	What kind of accounts are maintained for participants and what reports on these accounts do they receive?

The Agent maintains a separate account for each participant. All shares purchased for a participant under the Plan will be credited to the participant’s account. As soon as practical after each purchase, a statement of account will be mailed to you by the Agent. The statements are your continuing record of current activity plus the cost of your purchases and should be retained for tax purposes. Any participant requesting a reconstruction of his or her Plan transactions will be required to reimburse the Agent for its costs in assembling such data. Furthermore, the Agent will not retain such records indefinitely. In addition, you will receive future Prospectuses for the Plan and copies of other communications sent to a holder of Suffolk’s stock, including quarterly reports, annual reports, the notice of annual meeting, proxy statement and the information you will need for reporting your dividend income for federal income tax purposes.

Dividends on Fractions of Shares

28.	Will participants be credited with dividends on fractions of shares?

Yes. Dividends on fractional and whole shares will be computed to the nearest cent, credited to your account and reinvested in additional shares in accordance with the participant’s instruction on his Enrollment Form.

Certificates for Shares

29.	Will certificates be issued for shares purchased?

No. Shares purchased through the Plan will be credited to your account under your name, but they will not be registered in your name. Certificates will not be issued for shares credited to your account unless you request the Agent in writing to do so, or unless your account is terminated. The number of shares credited to your account under the Plan will be shown on your account statement. This service eliminates the need for safekeeping by you to protect against loss, theft or destruction of stock certificates.

At any time, you may request in writing that the Agent send you a certificate for all or part of the whole shares credited to your account. This request should be signed by the participant (or participants, if a joint registration) and mailed to:

American Stock Transfer and Trust Company LLC

P.O. Box 922

Wall Street Station

New York, New York 10269-0560

Attn: Plan Administration Department

Any remaining whole shares and fraction of a share will continue to be credited to your account.

When certificates are issued to the participant, future dividends on these shares are treated in accordance with the participant’s instructions as indicated on the most recent Enrollment Form. However, any participant whose account in the Plan is reduced to zero as a result of the withdrawal of shares and who is not reinvesting dividends from any shares owned by him of record is deemed to have withdrawn from the Plan.

Shares credited to your account under the Plan may not be pledged or assigned, and any such purported pledge or assignment shall be void. If you want to pledge or assign such shares, you must request that a certificate for such shares be issued in your name.

An institution that is required by law to maintain physical possession of certificates may request a special arrangement regarding the issuance of certificates for common shares purchased under the Plan. This request should be mailed to the Agent. A separate written request must be made for each quarterly dividend.

Certificates for fractional shares will not be issued under any circumstances.

30.	In whose name will certificates be registered when issued to participants?

Accounts under the Plan are maintained in the name in which your shares are registered at the time you enter the Plan. Consequently, certificates for whole shares purchased under the Plan will be similarly registered when issued to you upon your request. Should you want these shares registered and issued in a different name, you must indicate such in a written request. This would constitute re-registration, and you would be responsible for any transfer taxes that may be due and for compliance with any applicable transfer requirements.

Termination of Participation

31.	How does a participant terminate participation in the Plan?

In order to terminate your participation in the Plan, you must notify the Agent in writing that you wish to do so. A termination fee of $15.00 will be charged to the terminating participant and offset to any proceeds due such participant. Such notice should be addressed to:

American Stock Transfer and Trust Company LLC

P.O. Box 922, Wall Street Station

New York, New York 10269-0560

Attn: Plan Administration Department

Upon termination, certificates for whole shares held in the participant’s account under the Plan will be issued, a cash payment will be made for any fraction of a share (see Question 33) and the account will be closed.

Upon termination, a participant may request that the shares in his or her account be sold. Upon receipt of the written request, the sale will be made by the Agent for your account, at market, normally within ten business days after receipt of your request. Any brokerage fees or commissions and any applicable transfer taxes will be deducted from the proceeds of the participant. Should the Agent be unable to sell such shares within ten business days, certificates for whole shares held in the participant’s account will be issued and a cash payment will be made for any fraction of a share at the then market price as determined by the Agent (see Question 33).

32.	When may a participant terminate participation in the Plan?

You may terminate your participation in the Plan at any time.

If the request to terminate is received by the Agent more than 3 business days prior to any dividend payment date or investment date, as applicable, the amount of the dividend and any optional cash payments which otherwise would have been invested during such investment period will be paid to the withdrawing participant. If the request to terminate is received by the Agent less than 3 business days prior to any dividend payment date or investment date, as applicable, the dividend (or designated portion thereof) paid on such dividend payment date or optional cash payment, as applicable, will be invested for the participant’s account.

Following the valid termination of a shareholder’s participation in the Plan, all dividends will be paid to the shareholder in cash unless he or she elects to re-enroll in the Plan, which he or she may do at any time.

33.	What happens to a fractional share when a participant terminates participation in the Plan or the Plan is terminated?

When a participant terminates participation in the Plan, or if the Plan is terminated, a cash payment representing any fractional share will be mailed directly to the participant. This cash payment will be based upon the market price of Suffolk’s common stock as determined by the Agent. Fractional payments would also be made upon termination of the Plan.

34.	May a participant terminate the reinvestment of dividends on shares held in his or her name and still remain in the Plan?

Yes. A participant who terminates the reinvestment of dividends paid on shares registered in his or her own name may leave in the Plan the shares previously purchased for his or her account through the Plan. The participant may also continue to make optional cash payments.

35.	May we terminate a participant’s interest in the Plan?

Suffolk reserves the right to terminate the participation of any participant in the Plan for any reason and at any time. In such event, the Agent will follow procedures for termination set forth in Question 31.

Other Information

36.	What happens when you sell or transfer all of the shares registered in your name?

If a participant disposes of all the shares of Suffolk common stock registered in his or her name, except for shares credited to the participant’s account under the Plan, the Agent will continue to reinvest the dividends on those shares credited to the participant’s account under the Plan in accordance with the participant’s instructions on his enrollment form, subject to the participant’s right to withdraw from the Plan as set forth under Questions 31-34.

37.	What happens when you sell or transfer some but not all of the shares registered in your name and held for your account under the Plan?

If you are reinvesting the cash dividends on all of the shares registered in your name and held for your account under the Plan (i.e., if you have elected the “full dividend reinvestment” option described in Question 12) and you dispose of a portion of such shares, the Agent will continue to reinvest the dividends on the remainder of the shares registered in your name and held for your account under the Plan. If you are investing the cash dividends on part of the shares registered in your name and held for your account under the Plan (i.e., if you have elected the “partial dividend reinvestment” described in Question 12) and you dispose of a portion of such shares, the Agent will continue to reinvest the dividends on the remainder of the shares up to the number of shares originally authorized. For example, if you have authorized the reinvestment of cash dividends on 50 shares of a total of 100 shares registered in your name, and then you dispose of 25 shares, the Agent would continue to reinvest the cash dividends on 50 of the remaining 75 shares. If instead you dispose of 75 shares, the Agent would continue to reinvest the cash dividends on all of the remaining 25 shares.

38.	How is a participant’s Plan account handled when a participant dies?

A participant’s account will be held by the Agent and the cash dividends will be reinvested as usual until the Agent receives a death certificate and written instructions to withdraw the shares from the legal representative of the participant’s estate. The certificate delivered to the participant’s representative will be registered in the exact name as indicated in the account. No optional cash payments may be made in the name of the participant after his death. These same procedures will be followed in the event a participant is adjudicated incompetent.

39.	If Suffolk has a common stock rights offering, how will the rights on the Plan shares be handled?

No preemptive rights attach to the common stock of Suffolk. If Suffolk, nevertheless, should determine to offer securities through the issuance of rights to subscribe, a participant’s entitlement in such a rights offering will be based on the participant’s total holdings, just as the participant’s dividend is computed each quarter. Rights certificates will be issued for the number of whole shares only, however, and rights based on a fraction of a share held in a participant’s account will be sold for the participant’s account, and the net proceeds will be treated as an optional cash payment.

40.	What happens if Suffolk issues a stock dividend or declares a stock split?

Any common shares distributed as a result of a stock dividend or stock split by Suffolk on shares held in the account of a participant under the Plan will be added to the participant’s account. Shares distributed as a result of a stock dividend or split on shares registered in the name of the participant will be mailed directly to the shareholder in the same manner as to shareholders who are not participating in the Plan. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or similar corporate action.

41.	How will a participant’s shares held by the Agent be voted at stockholders’ meetings?

Shares held by the Agent for you will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of stockholders, as in the case of stockholders not participating in the Plan. This proxy will apply to all whole and fractional shares registered in your own name, if any, as well as to all whole and fractional shares credited to your account under the Plan and, if properly signed, will be voted in accordance with the instructions that you give on the proxy card.

42.	Who interprets and regulates the Plan?

Suffolk reserves the right to interpret and regulate the Plan as deemed desirable or necessary in connection with the Plan’s operations.

43.	What are the responsibilities of the Agent under the Plan?

Neither the Agent, in administering the Plan, nor Suffolk will be liable for any act done in good faith or for any good faith omission to act, including without limitation, any claim of liability arising out of failure to terminate your account upon your death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuation in market value of Suffolk’s common stock.

Participation in the Plan is an investment of the participant. The Agent and Suffolk cannot assure you of a profit or protect you against a loss on the shares purchased by you under the Plan.

Although the Plan contemplates the continuation of quarterly dividend payments, shareholders are cautioned that the Plan does not represent a change in Suffolk’s dividend policy or a guarantee of future dividends, which will continue to depend upon Suffolk’s earnings, financial requirements, government regulations and other factors.

44.	May the Plan be changed or discontinued?

Notwithstanding any other provision of the Plan, Suffolk reserves the right to amend, modify, suspend or terminate the Plan at any time. The Agent reserves the right to resign at any time upon reasonable notice to Suffolk in writing. Suffolk may terminate the Agent at any time upon like notice. Notice of any material amendment, modification, suspension or termination will be mailed or made available to all participants, who shall in all events have the right to withdraw from the Plan. Upon termination of the Plan by Suffolk, certificates for whole shares held in a participant’s account under the Plan will be issued and a cash payment will made for any fraction of a share in the manner described in Question 33 above.

45.	What happens if the Agent cannot make purchases?

If Suffolk determines not to sell that number of shares required to invest funds available for investment and in the event that the Agent is unable to purchase sufficient shares through market transactions to invest all available funds, the Agent and Suffolk shall not be accountable for the inability to make purchases at such times. The Agent will promptly mail to the participant a check payable to the participant’s order in the amount of any unapplied funds in the participant’s account at the end of any thirty-day investment period. See Question 14.

46.	Where should correspondence regarding the Plan be sent?

All Enrollment Forms, optional cash payment forms and payments, notices, instructions, questions and other communications should be sent to:

American Stock Transfer and Trust Company LLC

P.O. Box 922, Wall Street Station

New York, New York 10269-0560

Attn: Plan Administration Department

47.	What is sufficient notice to a participant?

Any notice, statement or report which by any provision of the Plan is required to be given to the participant shall be in writing and shall be deemed to have been sufficiently given by being deposited, postage prepaid, in a post office letter box addressed to the participant at the participant’s address as it shall appear on the Agent’s record.

48.	What law governs the Plan?

The terms of the Plan and its operation are governed by the laws of the State of New York, subject to any federal laws regulating Suffolk and the Agent.

USE OF PROCEEDS

We will receive proceeds from purchases of our common stock under the Plan only if the shares purchased are newly issued shares of our common stock. We will not receive proceeds from purchases under the Plan if the shares are acquired in open market purchases for delivery under the Plan. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes. We cannot estimate the amount of these proceeds at this time.

LEGAL OPINION

The validity of the shares of Suffolk common stock offered hereby has been passed upon for Suffolk by Wachtell, Lipton, Rosen & Katz.

EXPERTS

The consolidated financial statements of Suffolk Bancorp and subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 included in the Annual Report on Form 10-K for the year ended December 31, 2008 of Suffolk Bancorp and subsidiaries which is incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and contains an explanatory paragraph regarding Suffolk Bancorp and subsidiaries’ adoption of Financial Accounting Standards Board Statement (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, in 2007 and FASB No. 123(R), Share-Based Payments and FASB No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) in 2006), and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

INDEMNIFICATION

New York corporation law provides for indemnification of officers and directors of Suffolk in certain situations, including liabilities arising out of federal securities laws. In addition, Suffolk has purchased directors’ and officers’ liability insurance covering all of its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the securities registered under this Registration Statement, other than underwriting discounts and commissions, are as follows:

Registration statement filing fee	$769.21
Accounting fees	$6,500	*
Printing fees	$1,500	*
Legal fees	$5,000	*

Total	$13,769.21	*

*	Estimated

Item 15.	Indemnification of Directors and Officers.

The New York Business Corporation Law (“NYBCL”), Article 7, Sections 721-726 provide for the indemnification and advancement of expenses to officers and directors. Section 721 provides that indemnification and advancement pursuant to the NYBCL are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the NYBCL provides that a corporation may, and Suffolk’s By-Laws provide that Suffolk will, indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his conduct was unlawful. In addition, statutory indemnification may not be provided in derivative actions (i) which are settled or otherwise disposed of or (ii) in which the director or officer is adjudged liable to the corporation, unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnity.

Section 723 of the NYBCL provides that statutory indemnification is mandatory where the director or officer has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding. Section 723 also provides that expenses of defending a civil or criminal action or proceeding may be advanced by the corporation upon receipt of an undertaking to repay them if and to the extent the recipient is ultimately found not to be entitled to indemnification. Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

Suffolk maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 16.	Exhibits.

The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description
4.1	Certificate of Incorporation of Suffolk Bancorp, which is incorporated by reference to Exhibit 3(i) of Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999

4.2	By-Laws of Suffolk Bancorp, which is incorporated by reference to Exhibit 3(ii) of Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the securities issued*

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

23.2	Consent of Grant Thornton, L.L.P.*

24.1	Power of Attorney*

99.1	Form of Dividend Reinvestment and Common Stock Purchase Plan Enrollment Form*

*	Filed herewith

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1) and (2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(f) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Suffolk Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverhead, State of New York, on this 27th day of July, 2009.

SUFFOLK BANCORP

By:	/s/ J. GORDON HUSZAGH
J. Gordon Huszagh
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 27, 2009.

	*		*
Name:	J. Gordon Huszagh	Name:	Stacey L. Moran
Title:	Director, President and Chief Executive Officer (principal executive officer)	Title:	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

	*		*
Name:	Edgar F. Goodale	Name:	James E. Danowski
Title:	Director (Chairman)	Title:	Director

	*		*
Name:	Joseph A. Gaviola	Name:	David A. Kandell
Title:	Director	Title:	Director

	*		*
Name:	Thomas S. Kohlmann	Name:	Terence X. Meyer
Title:	Director	Title:	Director

	*		*
Name:	Susan V. B. O’Shea	Name:	John D. Stark, Jr.
Title:	Director	Title:	Director

* By:	/s/ DOUGLAS IAN SHAW
Douglas Ian Shaw Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of Suffolk Bancorp, which is incorporated by reference to Exhibit 3(i) of Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999

4.2	By-Laws of Suffolk Bancorp, which is incorporated by reference to Exhibit 3(ii) of Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the securities issued*

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

23.2	Consent of Grant Thornton, L.L.P.*

24.1	Power of Attorney*

99.1	Form of Dividend Reinvestment and Common Stock Purchase Plan Enrollment Form*

*	Filed herewith